Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the Registration Statement on Form S-1 of Kenloc, Inc. of our report dated September 25, 2018, relating to the audit of the financial statements of Kenloc, Inc. (the “Company”) as of March 31, 2018 and for the period from February 12, 2018 to March 31, 2018. We further consent to the inclusion of our report dated March 7, 2019, relating to the interim review of the financial statements of Kenloc, Inc. as of December 31, 2018 and for the nine-month period then ended.

/s/ WWC, P.C.

San Mateo, California	WWC, P.C.
April 23, 2019	Certified Public Accountants